INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of JMax International Limited and subsidiary on Form F-1 of our report dated May 18, 2018 with respect to our audits of the consolidated financial statements of JMax International Limited and subsidiary as of March 31, 2017 (Successor) and 2016 (Predecessor) and for the year ended March 31, 2016 (Predecessor) and the period from April 1, 2016 to January 10, 2017 (Predecessor) and the period from January 11, 2017 to March 31, 2017 (Successor), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Bernstein & Pinchuk LLP

New York, New York

May 18, 2018

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumbp.com